Exhibit 5.1

[Letterhead of Diebold, Incorporated]

February 1, 2016

Diebold, Incorporated

5995 Mayfair Road,

North Canton, Ohio 44720-8077

Ladies and Gentlemen:

In connection with the registration under the Securities Act of 1933, as amended (the “Act”) of 12,940,236 common shares, par value $1.25 per share (the “Securities”), of Diebold, Incorporated, an Ohio corporation (the “Company”), I, as Senior Vice President, Chief Legal Officer & Secretary for the Company, have examined or caused to be examined under my direction such corporate records, certificates and other documents, and such questions of law, as I have considered necessary or appropriate for the purposes of this opinion. Upon the basis of such examination, I advise you that, in my opinion, when the registration statement relating to the Securities (the “Registration Statement”) has become effective under the Act, and the Securities have been duly issued and delivered in exchange for the ordinary bearer shares, without par value (auf den Inhaber lautende Stammaktien ohne Nennbetrag) of Wincor Nixdorf Aktiengesellschaft, a stock corporation incorporated under the laws of the Federal Republic of Germany (“Wincor Nixdorf AG”), in accordance with the terms and conditions of the Company’s offer to exchange and as provided in the Business Combination Agreement dated as of November 23, 2015, between the Company and Wincor Nixdorf AG, as contemplated by the Registration Statement, the Securities will be validly issued, fully paid and nonassessable.

The foregoing opinion is limited to the laws of the State of Ohio, and I am expressing no opinion as to the effect of the laws of any other jurisdiction.

I have relied as to certain factual matters on information obtained from public officials, officers of the Company and other sources believed by me to be responsible. I have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted as originals and the conformity to authentic original documents of all documents submitted as duplicates or copies, assumptions that I have not independently verified.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me under the heading “Legal Matters” in the Registration Statement. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Jonathan B. Leiken

Jonathan B. Leiken

Senior Vice President, Chief Legal

Officer and Corporate Secretary